Exhibit 7

CONSOLIDATED BALANCE SHEET

	Citigroup Inc. and Subsidiaries
	December 31,
In millions of dollars	2015	2014
Assets
Cash and due from banks (including segregated cash and other deposits)	$20,900	$32,108
Deposits with banks	112,197	128,089
Federal funds sold and securities borrowed or purchased under agreements to resell (including $137,964 and $144,191 as of December 31, 2015 and December 31, 2014, respectively, at fair value)	219,675	242,570
Brokerage receivables	27,683	28,419
Trading account assets (including $92,123 and $106,217 pledged to creditors at December 31, 2015 and December 31, 2014, respectively)	249,956	296,786
Investments:
Available for sale (including $10,698 and $13,808 pledged to creditors as of December 31, 2015 and December 31, 2014, respectively)	299,136	300,143
Held to maturity (including $3,630 and $2,974 pledged to creditors as of December 31, 2015 and December 31, 2014, respectively)	36,215	23,921
Non-marketable equity securities (including $2,088 and $2,758 at fair value as of December 31, 2015 and December 31, 2014, respectively)	7,604	9,379

Total investments	$342,955	$333,443
Loans:
Consumer (including $34 and $43 as of December 31, 2015 and December 31, 2014, respectively, at fair value)	329,783	369,970
Corporate (including $4,971 and $5,858 as of December 31, 2015 and December 31, 2014, respectively, at fair value)	287,834	274,665

Loans, net of unearned income	$617,617	$644,635
Allowance for loan losses	(12,626)	(15,994)

Total loans, net	$604,991	$628,641
Goodwill	22,349	23,592
Intangible assets (other than MSRs)	3,721	4,566
Mortgage servicing rights (MSRs)	1,781	1,845
Other assets (including $6,121 and $7,762 as of December 31, 2015 and December 31, 2014, respectively, at fair value)	125,002	122,122

Total assets	$1,731,210	$1,842,181

The following table presents certain assets of consolidated variable interest entities (VIEs), which are included in the Consolidated Balance Sheet above. The assets in the table below include those assets that can only be used to settle obligations of consolidated VIEs, presented on the following page, and are in excess of those obligations. Additionally, the assets in the table below include third-party assets of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation.

	December 31,
In millions of dollars	2015	2014
Assets of consolidated VIEs to be used to settle obligations of consolidated VIEs
Cash and due from banks	$153	$300
Trading account assets	583	671
Investments	5,263	8,014
Loans, net of unearned income
Consumer	58,772	66,383
Corporate	22,008	29,596

Loans, net of unearned income	$80,780	$95,979
Allowance for loan losses	(2,135)	(2,793)

Total loans, net	$78,645	$93,186
Other assets	150	619

Total assets of consolidated VIEs to be used to settle obligations of consolidated VIEs	$84,794	$102,790

Statement continues on the next page.

CONSOLIDATED BALANCE SHEET

(Continued)

	Citigroup Inc. and Subsidiaries
	December 31,
In millions of dollars, except shares and per share amounts	2015	2014
Liabilities
Non-interest-bearing deposits in U.S. offices	$139,249	$128,958
Interest-bearing deposits in U.S. offices (including $923 and $994 as of December 31, 2015 and December 31, 2014, respectively, at fair value)	280,234	284,978
Non-interest-bearing deposits in offices outside the U.S.	71,577	70,925
Interest-bearing deposits in offices outside the U.S. (including $667 and $690 as of December 31, 2015 and December 31, 2014, respectively, at fair value)	416,827	414,471

Total deposits	$907,887	$899,332
Federal funds purchased and securities loaned or sold under agreements to repurchase (including $36,843 and $36,725 as of December 31, 2015 and December 31, 2014, respectively, at fair value)	146,496	173,438
Brokerage payables	53,722	52,180
Trading account liabilities	117,512	139,036
Short-term borrowings (including $1,207 and $1,496 as of December 31, 2015 and December 31, 2014, respectively, at fair value)	21,079	58,335
Long-term debt (including $25,293 and $26,180 as of December 31, 2015 and December 31, 2014, respectively, at fair value)	201,275	223,080
Other liabilities (including $1,624 and $1,776 as of December 31, 2015 and December 31, 2014, respectively, at fair value)	60,147	85,084

Total liabilities	$1,508,118	$1,630,485

Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: 668,720 as of December 31, 2015 and 418,720 as of December 31, 2014, at aggregate liquidation value	$16,718	$10,468
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: 3,099,482,042 as of December 31, 2015 and 3,082,037,568 as of December 31, 2014	31	31
Additional paid-in capital	108,288	107,979
Retained earnings	133,841	117,852
Treasury stock, at cost: December 31, 2015—146,203,311 shares and December 31, 2014—58,119,993 shares	(7,677)	(2,929)
Accumulated other comprehensive income (loss)	(29,344)	(23,216)

Total Citigroup stockholders’ equity	$221,857	$210,185
Noncontrolling interest	1,235	1,511

Total equity	$223,092	$211,696

Total liabilities and equity	$1,731,210	$1,842,181

The following table presents certain liabilities of consolidated VIEs, which are included in the Consolidated Balance Sheet above. The liabilities in the table below include third-party liabilities of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation. The liabilities also exclude amounts where creditors or beneficial interest holders have recourse to the general credit of Citigroup.

	December 31,
In millions of dollars	2015	2014
Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup
Short-term borrowings	$11,965	$20,254
Long-term debt	31,273	40,078
Other liabilities	2,099	901

Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup	$45,337	$61,233

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.